Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-1 and related Prospectus of Sify Technologies Limited for the registration of subscription rights and its ordinary shares and to the incorporation by reference therein of our report dated May 2, 2024 with respect to the financial statements of Sify Technologies Limited included in the Annual Report (Form 20-F) for the year ended March 31, 2024, filed with the Securities and Exchange Commission.

/s/ Manohar Chowdhry & Associates

Independent Registered Public Accounting Firm

Chennai, India

May 10, 2024